As filed with the Securities and Exchange Commission on May 5, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________
GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

New York	14-0689340
(State or Other Jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
Organization)

5 Necco Street
Boston, Massachusetts 02210
(Address of Principal Executive Offices, Zip Code)

GE 2022 Long-Term Incentive Plan
(Full title of the plan)

Brandon Smith
Chief Corporate, Securities & Finance Counsel
General Electric Company
5 Necco Street
Boston, Massachusetts 02210
(617) 443-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by General Electric Company (the “Registrant” or “GE”) to register 30,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the GE 2022 Long-Term Incentive Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 filed with the Commission on April 26, 2022;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 8, 2022 and March 17, 2022; and

(d)	the Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 4(l) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Commission on February 11, 2022, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicate that all securities offered hereby have been sold or which deregister all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by the director or officer in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by the corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of Article 7 of the NYBCL, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Financial Services, for a retention amount and for co-insurance.

Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides, in part, as follows:

“A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.”

Article XI of the By-Laws, as amended, of GE provides, in part, as follows:

A. GE shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of GE (hereinafter, a “director” or “officer”) and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding (including any appeal therein), whether civil, criminal, administrative, investigative, legislative or otherwise (hereinafter, a “proceeding”), including an action by or in the right of GE to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of GE, by reason of the fact that he or she is or was or has agreed to become a director or officer of GE, or, while a director or officer of GE, is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against (i) judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and (ii) costs, charges and expenses, including attorneys fees (hereinafter, “expenses”), incurred in connection with such proceeding, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer and from which there is no further right to appeal establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Notwithstanding the foregoing, except as provided in Section E with respect to a suit to enforce rights to indemnification or advancement of expenses under this Article XI, GE shall be required to indemnify a director or officer under this Section A in connection with any suit (or part thereof) initiated by such person only if such suit (or part thereof) was authorized by the GE Board of Directors.

B. In addition to the right to indemnification conferred by Section A, a director or officer of GE shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, also have the right to be paid by GE the expenses incurred in defending any proceeding in advance of the final disposition of such proceeding upon delivery to GE of an undertaking by or on behalf of such person to repay any amounts so advanced if (i) such person is ultimately found, under the procedure set forth in Section C or by a court of competent jurisdiction, not to be entitled to indemnification under this Article XI or otherwise, or (ii) where indemnification is granted, to the extent the expenses so advanced by GE exceed the indemnification to which such person is entitled.

C. To receive indemnification under Section A, a director or officer of GE shall submit to GE a written request, which shall include documentation or information that is necessary to determine the entitlement of such person to indemnification and that is reasonably available to such person. Upon receipt by GE of a written request for indemnification, if required by the NYBCL, a determination with respect to the request shall be made (i) by the GE Board of Directors, acting by a quorum consisting of directors who are not parties to the proceeding upon a finding that the director or officer has met the applicable standard of conduct set forth in the NYBCL, or (ii) if a quorum of such disinterested directors is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by the GE Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the NYBCL or by the shareholders upon a finding that such person has met such standard of conduct. The determination of entitlement to indemnification shall be made, and such indemnification shall be paid in full, within 90 days after a written request for indemnification has been received by GE. Upon making a request for indemnification, a director or officer shall be presumed to be entitled to indemnification and the burden of establishing that a director or officer is not entitled to indemnification under this Article XI or otherwise shall be on GE.

D. To receive an advancement of expenses under Section B, a director or officer shall submit to GE a written request, which shall reasonably evidence the expenses incurred by such person and shall include the undertaking required by Section B. Expenses shall be paid in full within 30 days after a written request for advancement has been received by GE.

E. If a claim for indemnification or advancement of expenses is not paid in full by GE or on its behalf within the time frames specified in Section C or D, as applicable, a director or officer of GE may at any time thereafter bring suit against GE in a court of competent jurisdiction to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by GE to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a director or officer of GE to enforce a right to indemnification or advancement of expenses under this Article XI, or brought by GE to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such person is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on GE.

F. Notwithstanding any other provision of this Article XI, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, a director or officer of GE shall be entitled to indemnification against all expenses incurred by such person or on such person’s behalf if such person appears as a witness or otherwise incurs legal expenses as a result of or related to such person’s service (i) as a director or officer of GE, or (ii) while a director or officer of GE, at any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of GE, in any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, investigation, hearing or other proceeding to which such person neither is, nor is threatened to be made, a party.

G. GE may, to the extent authorized from time to time by the GE Board of Directors, or by a committee comprised of members of the GE Board of Directors or members of management as the GE Board of Directors may designate for such purpose, provide indemnification to employees or agents of GE who are not officers or directors of GE with such scope and effect as determined by the GE Board of Directors, or such committee.

H. GE may indemnify any person to whom GE is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the NYBCL or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorize the creation of other rights in any such manner. The right to be indemnified and to the advancement of expenses authorized by this Section H shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

I. The rights conferred by this Article XI shall be contract rights and shall vest at the time a person agrees to become a director or officer of GE. Such rights shall continue as to a person who has ceased to be a director or officer of GE and shall extend to the heirs and legal representatives of such person. Any repeal or modification of the provisions of this Article XI shall not adversely affect any right or protection hereunder of any director or officer in respect of any act or omission occurring prior to the time of such repeal or modification.

J. If any provision of this Article XI is held to be invalid, illegal or unenforceable for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including without limitation, all portions of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, all portions of any section of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

K. This Article XI may be amended, modified or repealed either by action of the GE Board of Directors or by the vote of the shareholders.

GE has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

In addition, GE has entered into indemnification agreements with each of its directors. Under these indemnification agreements, GE agrees to indemnify its directors for all expenses related to any action, suit, arbitration, or investigation (among other proceedings, as defined therein) and to advance expenses in advance of such matters’ final disposition. The right to indemnification and advancement is limited to the extent expressly prohibited by law, to the extent the expenses are covered by other sources (such as insurance or another indemnity clause, among others), or in connection with an action, suit or proceeding, or portion thereof, voluntarily initiated by the director, subject to certain exceptions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	The Restated Certificate of Incorporation of General Electric Company (Incorporated by reference to Exhibit 3(i) to GE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013), as amended by the Certificate of Amendment, dated December 2, 2015 (Incorporated by reference to Exhibit 3.1 to GE’s Current Report on Form 8-K, dated December 3, 2015), as further amended by the Certificate of Amendment, dated January 19, 2016 (Incorporated by reference to Exhibit 3.1 to GE’s Current Report on Form 8-K, dated January 20, 2016), as further amended by the Certificate of Change of General Electric Company (Incorporated by reference to Exhibit 3(1) to GE’s Current Report on Form 8-K, dated September 1, 2016), as further amended by the Certificate of Amendment, dated May 13, 2019 (Incorporated by reference to Exhibit 3.1 to GE’s Current Report on Form 8-K, dated May 13, 2019), as further amended by the Certificate of Change of General Electric Company (Incorporated by reference to Exhibit 3.1 to GE’s Current Report on Form 8-K, dated December 9, 2019), and as further amended by the Certificate of Amendment, dated July 30, 2021 (Incorporated by reference to Exhibit 3.1 to GE’s Current Report on Form 8-K, dated July 30, 2021) (in each case, under SEC file number 001-00035).
4.2	The By-Laws of General Electric Company, as amended on May 13, 2019 (Incorporated by reference to Exhibit 3.2 to GE’s Current Report on Form 8-K dated May 13, 2019) (SEC file number 001-00035).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.
23.1*	Consent of Independent Registered Public Accounting Firm (Deloitte).
23.2*	Consent of Independent Registered Public Accounting Firm (KPMG).
23.3*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1*	Power of Attorney of General Electric Company
99.1*	GE 2022 Long-Term Incentive Plan.
107.1*	Filing Fee Table.
____________________

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 5th day of May, 2022.

GENERAL ELECTRIC COMPANY

By:	/s/ Brandon Smith
Name:	Brandon Smith
Title:	Chief Corporate, Securities & Finance
Counsel

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date
*H. Lawrence Culp, Jr.	Chief Executive Officer and Chairman	May 5, 2022
(Principal Executive Officer)

Senior Vice President, Chief Financial
*Carolina Dybeck Happe	Officer	May 5, 2022
(Principal Financial Officer)

Vice President, Chief Accounting
*Thomas S. Timko	Officer and Controller	May 5, 2022
(Principal Accounting Officer)

*Stephen Angel	Director	May 5, 2022

*Sébastien Bazin	Director	May 5, 2022

*Ashton Carter	Director	May 5, 2022

*Francisco D’Souza	Director	May 5, 2022

*Edward Garden	Director	May 5, 2022

*Isabella Goren	Director	May 5, 2022

*Thomas Horton	Director	May 5, 2022

*Risa Lavizzo-Mourey	Director	May 5, 2022

*Catherine Lesjak	Director	May 5, 2022

*Tomislav Mihaljevic	Director	May 5, 2022

*Paula Rosput Reynolds	Director	May 5, 2022

*Leslie Seidman	Director	May 5, 2022

A Majority of the Board of Directors.

* By:	/s/ Brandon Smith
Brandon Smith
Attorney-in-Fact